EXHIBIT 99.1

For Immediate Release

JEFFREY M. PARKER LEAVES CONSOLIDATED WATER CO. LTD. BOARD

GEORGE TOWN, Grand Cayman, Cayman Islands (October 8, 2009). Consolidated Water Co. Ltd. (Nasdaq Global Select Market: “CWCO”) today announced that Jeffrey M. Parker has resigned as the Chairman and a member of the Company’s Board of Directors, and as a member of the Audit and Executive Committees effective October 7, 2009.

Mr. Parker joined the Board in 1980 and has served continuously as a Director since that time.  He was Chairman of the Board since 1982 and also served as Chief Executive Officer from 1994 to 2004.

“On behalf of his fellow directors and our shareholders, I would like to express our sincere appreciation to Mr. Parker for his 29 years of service and dedication to the Company, and we wish him all the best for the future” said Mr. Rick McTaggart, President and CEO of the Company.

The Company expects to appoint a new Chairman at its upcoming Board of Directors meeting in November 2009.

Consolidated Water Co. Ltd. is engaged in the development and operation of seawater desalination plants and water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce or nonexistent. Consolidated currently operates water production and/or distribution facilities in the Cayman Islands, The British Virgin Islands, Bermuda, Belize and The Commonwealth of the Bahamas.

The ordinary shares of Consolidated Water Co. Ltd. are traded on the Nasdaq Global Select Market under the symbol “CWCO”.  Additional information on the Company is available on its website at http://www.cwco.com

CWCO-G

For further information, please contact:

Frederick W. McTaggart, President and CEO, at (345) 945-4277 or via e-mail at info@cwco.com
http://www.cwco.com
 or
RJ Falkner & Company, Inc., Investor Relations Adviser at (800) 377-9893 or via e-mail at info@rjfalkner.com